UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) June 15, 2020

SEACOAST BANKING CORPORATION OF FLORIDA
(Exact Name of Registrant as Specified in Charter)

Florida	000-13660	59-2260678
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

815 COLORADO AVENUE,	STUART	FL	34994
(Address of Principal Executive Offices)			(Zip Code)

Registrant’s telephone number, including area code (772) 287-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	SBCF	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

SEACOAST BANKING CORPORATION OF FLORIDA

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 15, 2020, Seacoast Banking Corporation of Florida (the “Company”) announced the appointment of Charles Shaffer to president and chief operating officer of the Company, effective June 15, 2020, and announced that Mr. Shaffer will become chief executive officer and a member of the Board of Directors of the Company (the “Board”) in January 2021. The Company also announced the appointment of Ms. Tracey Dexter to executive vice president and chief financial officer, effective June 15, 2020. Dennis S. Hudson, III, the Company’s current chairman of the Board and chief executive officer, will become executive chairman of the Board in January 2021. A copy of the press release announcing the Company’s appointment of Mr. Shaffer and Ms. Dexter is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Mr. Shaffer, 46, has served as executive vice president, chief operating officer and chief financial officer of the Company since May 2019. Mr. Shaffer served as executive vice president and chief financial officer of the Company from January 2018 until May 2019, as executive vice president and community banking executive of the Company from October 2013 to March 2017 and as senior vice president and controller of the Company’s subsidiary, Seacoast National Bank (the “Bank”), from 2005 to 2013. There are no familial relationships between Mr. Shaffer and any director or executive officer of the Company. Mr. Shaffer has not engaged in any transaction with the Company that would be reportable as a related party transaction under Item 404(a) of Regulation S-K.

Ms. Dexter, 47, has served as controller of the Company since 2017. Previously, Ms. Dexter worked at PricewaterhouseCoopers from January 2005 until December 2016, holding progressively responsible roles, including senior manager since July 2011. There are no familial relationships between Ms. Dexter and any director or executive officer of the Company. Ms. Dexter has not engaged in any transaction with the Company that would be reportable as a related party transaction under Item 404(a) of Regulation S-K.

Effective as of June 15, 2020, Mr. Hudson, the Company and the Bank entered into an amendment to Mr. Hudson’s employment agreement, which was last amended on June 27, 2017. Pursuant to such amendment, Mr. Hudson will continue to serve as chief executive officer of the Company through December 31, 2020. During the remainder of Mr. Hudson’s term as chief executive officer, the terms and conditions of his employment are substantially the same as previously provided under his employment agreement.

On January 1, 2021, Mr. Hudson will become executive chairman of the Board. In connection with this change in position, Mr. Hudson’s salary, target cash incentive award, and target equity incentive award for fiscal year 2021 will be reduced to $400,000, $133,000, and $533,000, respectively. Mr. Hudson’s 2021 equity incentive awards will have the same terms and conditions as the awards that are granted to other senior executives of the Company, provided that Mr. Hudson’s awards will continue to vest in the event of his retirement at least six months following the date of grant of such 2021 awards.

The term of the amended employment agreement will end on December 31, 2021, unless extended by the parties. In the event of Mr. Hudson’s termination of employment while he serves as executive chairman, he will not be entitled to any severance benefits unless he is terminated without “cause,” or resigns for “good reason,” within twelve months following a change in control, in which case he will be eligible to receive severance equal to three times his base salary in effect on the date of separation, plus three times his target cash bonus, and payment equal to the employee cost of benefits coverage under COBRA for three years.

The non-competition, non-disclosure and non-solicitation covenants applicable to Mr. Hudson remain unchanged in the amended employment agreement. In addition, Mr. Hudson remains subject to the Company’s policies applicable to executives generally, including its policies relating to claw-back of compensation.

The foregoing description of the amended employment agreement is only a summary and is qualified in its entirety by reference to the full text of the amendment to Mr. Hudson’s employment agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

The details of any changes to Mr. Shaffer’s or Ms. Dexter’s compensation with the Company have not yet been determined. The Company will amend this report to include a description of any material plan, contract or arrangement it enters into with these officers in connection with their appointment to these new roles, or any grant or award to such persons under any such plan, contract or arrangement in connection with such event.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Amendment to Employment Agreement, dated June 15, 2020, by and between Dennis S. Hudson, III, Seacoast National Bank and Seacoast Banking Corporation of Florida
99.1	Press release dated June 15, 2020
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEACOAST BANKING CORPORATION OF FLORIDA

Date: June 19, 2020	/s/ Dennis S. Hudson, III
DENNIS S. HUDSON, III
Chairman and Chief Executive Officer